Exhibit 8.2

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax
December 28, 2020

ChargePoint, Inc.

240 East Hacienda Avenue

Campbell, California 95008

Ladies and Gentlemen:

We have acted as counsel to ChargePoint, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 of Switchback Energy Acquisition Corporation, a Delaware corporation (“Switchback”), initially filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on October 19, 2020 and as amended through the date hereof (the “Registration Statement”), relating to the Business Combination Agreement and Plan of Reorganization, dated September 23, 2020 (the “Business Combination Agreement”), by and among the Company, Switchback, and Lightning Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Switchback. Any capitalized terms used but not defined herein unless otherwise stated have the meaning given to such terms in the Business Combination Agreement.

In providing our opinion, we have examined the Business Combination Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Business Combination Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the Company's stockholders will seek appraisal rights with respect to (A) stock possessing no more than 15% of the total combined voting power of all classes of the Company's stock entitled to vote for the election and removal of directors, as determined for U.S. federal income tax purposes and computed both before and after the Conversion and (B) no more than 15% of the total number of shares of Company Series C Preferred Stock, Company Series E Preferred Stock and Company Series H-1 Preferred Stock, respectively, (iii) the statements concerning the transaction and the parties thereto set forth in the Business Combination Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) the statements and representations made by Switchback and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (v) any such statement or representation set forth in the Business Combination Agreement, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, absence of knowledge to the contrary, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (vi) the parties to the Business Combination Agreement and their respective subsidiaries will treat the transaction for U.S. federal income tax purposes in a manner consistent with this opinion, (vii) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Business Combination Agreement, and (viii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Business Combination Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

December 28, 2020

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “THE BUSINESS COMBINATION—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations of the Business Combination for the Holders of ChargePoint Common Stock,” insofar as such discussion constitutes statements of U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of shares of common stock of the Company.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP